TESORO PETROLEUM CORPORATION



Dear Stockholder:

Please accept our thanks for sending in your Revocation of Consent Card.

To avoid the possibility of the validity of your Revocation of Consent being challenged or disqualified for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed new Revocation of Consent Card with the correction indicated below in the self-addressed envelope provided for your convenience. This Revocation of Consent will automatically revoke any previous revocation when it is returned to us.

 / / Your previous Revocation of Consent was unsigned. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

 / / Your previous Revocation of Consent was undated. (Please date, sign and return the new Revocation of Consent Card in the enclosed envelope.)

 / / Your previous Revocation of Consent omitted your title or  authority.   (If
     signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

 / / Your previous Revocation of Consent, as signed, did not conform to the name shown on the Revocation. (Please date and sign this Revocation of Consent Card exactly as the registration appears on the revocation, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate their capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

 / / Your previous Revocation of  Consent  was  not  signed by all joint owners.
     (If shares are registered in the name of more than one person, each such person should sign the Revocation of Consent Card. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

 / / Other ____________________________________________________________________
     __________________________________________________________________________


Since time is of the essence, we would greatly appreciate your signing, dating and mailing the enclosed Revocation of Consent Card as soon as possible. Please mail it in the envelope provided for your convenience. Once again, we greatly appreciate your support.

Sincerely,


TESORO PETROLEUM CORPORATION